CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
Clearwater, Florida

BALANCE SHEET
Including Independent Auditors' Report

December 31, 1998

CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

TABLE OF CONTENTS
December 31, 1998

Independent Auditors' Report               1

Balance Sheet                              2

Notes to Financial Statement               3 - 6

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Charthouse Suites Vacation Ownership, Inc.

We have audited the accompanying balance sheet of Charthouse Suites Vacation Ownership, Inc. (the Company) as of December 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 31, 1998, in conformity with generally accepted accounting principles.
VIRCHOW, KRAUSE & COMPANY, LLP

Waukesha, Wisconsin
March 18, 1999

CHARTHOUSE SUITES VACATION OWNERSHIP, INC.


BALANCE SHEET


December 31, 1998

                               ASSETS

ASSETS
Cash                                              320
Prepaid expenses                               12,450
Escrow deposits                                 5,680

TOTAL ASSETS                                   18,450

LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES
Deferred revenue - unit maintenance             2,770
Deferred revenue - unit sales                   5,680
Total Liabilities                               8,450

SHAREHOLDER'S EQUITY
Common stock, par value $.01 per share,
authorized 10,000 shares, issued 100 shares         1
Paid-in-capital                                99,999
                                              100,000
Less:  Stock subscription receivable           90,000
Total Shareholder's Equity                     10,000

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY     18,450

See accompanying notes to financial statement.


CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

NOTES TO FINANCIAL STATEMENT
December 31, 1998

NOTE 1 - NATURE OF BUSINESS AND OFFERING

Nature of Business

Charthouse Suites Vacation Ownership, Inc., a Florida Corporation (the Company) was formed on April 16, 1996, to facilitate the sale of interests (through an offering) to rent or use the Chart House Suites Hotel (the Hotel) located in Clearwater, Florida. The Company intends to sell A, B, C, D, E, and F class interests (the Interests). Purchasers of the Interests will have the right to use for two specific consecutive weeks of every spring, summer, fall and winter season until December 31, 2040, a hotel suite of a certain category in the Hotel. Owners of the Interests do not acquire an ownership or equity interest in the Company, but pursuant to the Charthouse Suites
Vacation
Plan, will acquire a license right to utilize a suite in the Hotel.

Offering

The Company is offering for sale the following Interests:

Class of Interests     Number of Interests     Price Per Interest

A Interest                    36                     18,500
B Interest                    24                     21,500
C Interest                    36                     25,500
D Interest                    36                     36,500
E Interest                    12                     39,500
F Interest                     6                     60,000

Amounts received by the Company in connection with the sale of the license Interests will be recorded as income over the contractual life of the license agreement, using the straight-line method. Assuming the maximum number of Interests are sold, the gross proceeds from the sale will be approximately $4,248,000 exclusive of offering expenses. If fewer than 76 Interests are sold by October 1, 1999, the Company has an option to cancel the licenses and return the entire subscription amount, reduced by certain payments or benefits received, to investors.
Holders of Interests will be required to share in the annual maintenance and other related costs, expenses and reserves of providing the Hotel services and property and equipment for their respective unit weeks in the Hotel. Holders will be assigned a proportionate share of such expenses based upon a defined formula pursuant to a Charthouse Suites Vacation License Plan with Decade Properties, Inc. (Decade, an affiliate of the Company) allocating fixed and variable costs to their respective class of Interests.

An investor may finance the purchase of an Interest through the Company by paying at least 30% of the subscription price and entering into subscription agreement for the remainder of the subscription price to be payable over a maximum of 360 monthly installments with increased licensing payments up to a maximum of 9% per year which have the effect of an interest charge on the amounts outstanding.

Under the Guaranteed Rental Agreement, developed as an incentive to early purchasers of Interests, the Company has guaranteed that investors purchasing Interests by September 30, 1999, will receive guaranteed rental payments, as defined, at varying rates, in exchange for the use of unit weeks of Hotel suites. All rights exchanged for the use of the Hotel suites must be exercised no later than October 17, 2002. Alternatively, investors purchasing interests by September 30, 1999, may elect to receive a cash discount ranging from 1.5% to 5% applicable to the subscription price (depending on the date an Interest is purchased) in lieu of the Guaranteed Rental Agreement.

NOTE 2 - SHAREHOLDER'S EQUITY

On April 16, 1996, the Company's sole shareholder entered into a subscription agreement to purchase 100 shares of the Company's common stock for $1,000 per share or an aggregate subscription price of $100,000. As of December 31, 1998, the sole shareholder had paid $10,000 of the subscribed amount.

NOTE 3 - TRANSACTIONS WITH RELATED PARTIES

Affiliates of the Company will provide management and consulting services to the Company including the rental services pursuant to agreements with the Hotel.

Decade will sell the Hotel to the Company (see Note 7) and be employed by the Company to provide property management services to the Hotel. The Company has entered into a property management agreement with Decade whereby Decade will manage the Hotel until December 31, 2040, for a fee of $2,500 per month (such fee to increase by the CPI index increase on the first of each year beginning January 1, 1998) plus reimbursement of defined expenses.

Holders of the Interests may utilize the Company's rental services if they do not want to or cannot use one or more of their allotted weeks of each year. Decade will provide rental services for a fee equal to 5% of the rental revenue. Interest holders may also seek to have Decade enter into individual property management agreements.

DPI Construction & Engineering Corp. ("DPIC&E"), an affiliate of the Company, is engaged in the general contracting business. The Company may enter into agreements with DPIC&E whereby DPIC&E will provide services in connection with renovation and remodeling work on the Hotel.

Decade and affiliates will be reimbursed for the actual cost of goods and materials used by or for the Company, including the following general functions of the Company: Company operations, Company accounting, investor communications, investor documentation, legal services, tax services, computer services, risk management, Company organizational and offering expenses, and any other related operational and administrative expenses necessary for the organization and operation of the Company.

NOTE 4 - OFFERING COSTS

As of December 1998, $271,166 of legal and accounting fees had been incurred by Decade related to the offering discussed in Note 1. The Company has agreed to indemnify and reimburse Decade for such costs only if sufficient funds become available from the offering. At that time, the Company will record such amounts in its financial statements.

NOTE 5 - INCOME TAXES

The Company is taxed on its income for federal and state income taxes under the laws of subsection "C" of the Internal Revenue Code. No provision for income taxes was recorded as of December 31, 1998, and the company has not commenced operations.

NOTE 6 - USE OF ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

NOTE 7 - PRO FORMA ACQUISITION (UNAUDITED)

On June 30, 1997, the Company entered into an agreement to acquire the Hotel from Decade for approximately $1.8 million. The purchase is contingent upon the offering achieving the sale of the 76 Interests. Decade will provide financing for the whole purchase price of approximately $1.8 million through an unsecured demand note payable with interest only payable monthly at 8%. The following unaudited pro forma balance sheet as of December 31, 1998, reflects the acquisition of the Hotel from Decade that will occur subsequent to December 31, 1998, as if such transactions had occurred as of December 31, 1998. The pro forma presentation shows the possible scope of the change in the historical financial position caused by the transaction.


                            Balance Sheet
                                            December 31, 1998
                                           (Unaudited)


             Historical                   ProForma
                          Charthouse                   Charthouse
                            Suites                       Suites
                            Vacation                    Vacation
                           Ownership                   Ownership
                              Inc.      Acquisition         Inc.

ASSETS
Cash                           320              0          320
Prepaid expenses            12,450              0       12,450
Investment in real estate        0      1,811,900(A) 1,811,900
Escrow deposits              5,680              0        5,680
TOTAL ASSETS                18,450      1,811,900    1,820,350

LIABILITIES AND SHAREHOLDERS' EQUITY

Note payable to affiliate        0      1,811,900    1,811,900
Deferred revenue-unit
  maintenance                2,770              0        2,770
Deferred revenue-unit sales  5,680              0        5,680
Total Liabilities            8,450      1,811,900    1,820,350

Common stock, par value $.01 per
share, authorized 10,000 shares,
issued 100 shares                1              0            1
Paid in capital             99,999              0       99,999
                           100,000              0      100,000
Less: Stock subscription
 receivable                 90,000              0       90,000
Total Shareholders Equity   10,000              0       10,000

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY        18,450      1,811,900    1,830,350


(A) To reflect the acquisition of the Chart House Hotel and the financing provided from Decade Properties, Inc.

CHART HOUSE SUITES
Clearwater, Florida

STATEMENTS OF OPERATING REVENUES
AND CERTAIN EXPENSES
Including Independent Auditors' Report

December 31, 1998 and 1997

CHART HOUSE SUITES

TABLE OF CONTENTS
December 31, 1998 and 1997

Independent Auditors' Report                                 1

Statements of Operating Revenues and Certain Expenses        2

Note to Financial Statements                                 3

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Decade Properties, Inc.
Brookfield, Wisconsin

We have audited the accompanying statements of operating revenues and certain expenses of Chart House Suites for the years ended December 31, 1998 and 1997. The financial statements are the responsibility of the Partnership's management. Our responsibility to express an opinion on the accompanying statements of revenues and certain expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying statements of operating revenues and certain expenses, presents fairly, in all material respects, the operating revenues and certain expenses, exclusive of those described in Note 1, of Chart House Suites for the years ended December 31, 1998 and 1997, in conformity with the basis of accounting described in Note 1 to the financial statements.

This report is intended solely for purposes of compliance with Form S-11, Registration Statement under the Securities Act of 1933, and Form 10-KSB Annual Report under the Securities Exchange Act of 1934, and should not be used for any other purposes.

VIRCHOW, KRAUSE & COMPANY, LLP

Waukesha, Wisconsin
March 18, 1999

CHART HOUSE SUITES


STATEMENTS OF OPERATING REVENUES AND CERTAIN EXPENSES

Years Ended December 31, 1998 and 1997

                                         1998            1997
OPERATING REVENUES
Total rental income                     410,252        457,495

Other Income
Telephone                                 2,858          7,628
Miscellaneous/other                       2,972          3,561
Sales tax income                            672            645
Interest income                           2,839          5,101
Total Other Income                        9,341         16,935
Total Operating Revenues                419,593        474,430

CERTAIN EXPENSES
Salaries
Administration                            6,814          5,840
Housekeeping                             26,042         26,715
Manager on-site                          26,817         24,992
Operations - front desk                  28,013         30,547
Maintenance and grounds                  23,382         20,775
Payroll taxes (included above)              -0-            -0-
Management fee                           20,838         23,466
Total Salaries                          131,906        132,335

Direct Expenses
Insurance                                12,492         10,863
Maintenance services and supplies         7,743         10,271     Electric -
units                         15,536         15,772     Propane
gas                               3,502          4,386     Water and
sewer                          10,624         13,401     Trash
removal                             3,130          2,850     Cable
television                          3,564          2,965
Grounds                                   1,333          2,486     Sales and
marketing                      15,112         23,012
Telephone                                 8,070          8,273     Laundry and
cleaning supplies            10,451          7,413     Real estate
tax                          26,939         27,449     Miscellaneous
administrative             18,608         23,978     Total Direct
Expenses                   137,104        153,119
Repair and Maintenance Expenses
Roof                                        -0-            892
Painting                                    170            953
Furniture and equipment - interior       21,343         12,100
Pool maintenance                            695          1,185
Pavement                                  1,916          1,916
Other maintenance                         1,852            702
Total Repair and Maintenance Expenses    25,976         17,748

Total  Certain Expenses                 294,986        303,202

EXCESS OF OPERATING REVENUES
  OVER CERTAIN EXPENSES                 124,607        171,228

See independent auditors' report.


CHART HOUSE SUITES

NOTE TO FINANCIAL STATEMENTS
December 31, 1998 and 1997

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Chart House Suites is a 25 unit hotel complex located in Clearwater, Florida.

Basis of Accounting

The accompanying statements of operating revenues and certain expenses reflect income and expenses that are directly attributable to the operations of the hotel complex, and that are not dependent upon a particular owner of the property. The operating revenues and expenses of the related marina are not included in the accompanying statements of operating revenues and certain expenses. As a result, certain expenses which are included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, mortgage interest, and certain office and administrative expenses.

Repairs and Maintenance

Ordinary maintenance and repairs are charged to operations when incurred, while expenditures which significantly increase asset lives or values are capitalized.

Use of Estimates

The preparation of the financial statement in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Advertising Costs

The Company expenses costs of advertising at the time incurred. Advertising expenses were $8,469 and $17,216 for the years ended December 31, 1998 and 1997, respectively.